Deferred Compensation Plan for Outside Directors
Callon Petroleum Company

Effective as of January 1, 2011

Contents

Article 1. Statement of Purpose

Article 2. Definitions

Article 3. Eligibility and Participation

Article 4. Deferrals

Article 5. Accounts

Article 6. Distributions

Article 7. Administration of the Plan

Article 8. Amendment and Termination

Article 9. General Provisions

EX 10.17 - Page 1

Callon Petroleum Company

Article 1. Statement of Purpose

1.1       Purpose.  The purpose of this Plan is to provide non-employee directors of Callon Petroleum Company (the “Company”) with the opportunity to defer receipt of compensation earned as a Director (defined below) to a date following Separation from Service (defined below).  This deferral opportunity is designed to help the Company to attract and retain outstanding individuals as Directors of the Company through enhancement of the value of the fees paid to such individuals.

Article 2. Definitions

When used herein, the following terms shall have the meanings indicated unless a different meaning is clearly required by the context.

(a)
“Account” or “Account Balance” means for each Participant, the account established for his benefit under the Plan, which reflects the number of vested Phantom Stock Units credited to the Account multiplied by the Fair Market Value as of the Valuation Date.  The Account Balance, and any specific account or sub-account thereunder, shall be a bookkeeping entry only and shall be used solely as a device for the measurement and determination of the amount to be paid to a Participant, or his designated Beneficiary, pursuant to the Plan.

(b)
“Affiliate” means any entity required to be aggregated with the Company pursuant to regulations adopted under Code Section 409A, or any other entity under common control with the Company that is designated as an Affiliate by the Company.

(c)
“Award” means the term that has the same meaning prescribed for that term (or any equivalent term) in any Stock Incentive Plan or any other plan maintained by the Company under which stock-based awards denominated in shares of Common Stock, such as, for example, shares of restricted stock and restricted stock units, are granted to Directors.  For purposes of this Plan, an Award does not include an award granted under such Stock Incentive Plan (as other plan) if the deferral of the tax recognition event for such award under a deferral election made pursuant to this Plan would cause taxation or penalty under Code Section 409A, such as, for example, an award of a stock option to the Participant.

(d)
“Beneficiary” means that person who becomes entitled to receive a distribution of benefits under the Plan in the event of the death of a Participant prior to distribution of all benefits to which the Participant is entitled.

(e)	“Board” means the Board of Directors of the Company.

(f)
“Cash Compensation” means compensation payable by the Company to a Director in cash for serving as a Director, including attending Board and committee meetings as a Director, during a Plan Year, but excluding any expense reimbursements.

(g)	“Change in Control”

 For all purposes of the Plan, a “Change in Control” of the Company occurs upon a change in the Company’s ownership, its effective control, or the ownership of a substantial portion of its assets, as follows:

(i)
Change in Ownership. A change in ownership of the Company occurs on the date that any “Person” (as defined below), other than (A) the Company or any of its Subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its SEC Affiliates (as defined below), (C) an underwriter temporarily holding stock pursuant to an offering of such stock, or (D) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s stock, acquires ownership of the Company’s stock that, together with stock held by such Person, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the Company’s stock.  However, if, as of the Effective Date, any Person is considered to already own more than fifty percent (50%) of the total fair market value or total voting power of the Company’s stock, the acquisition of additional stock by the same Person is not considered to be a Change of Control.  In addition, if any Person has effective control of the Company through ownership of thirty percent (30%) or more of the total voting power of the Company’s stock, as discussed in paragraph (ii) below, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this paragraph (i); or

(ii)
Change in Effective Control. Even though the Company may not have undergone a change in ownership under paragraph (i) above, a change in the effective control of the Company occurs on either of the following dates:

(A)
The date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person) ownership of the Company’s stock possessing thirty percent (30%) or more of the total voting power of the Company’s stock.  However, if, as of the Effective Date, any Person owns thirty percent (30%) or more of the total voting power of the Company’s stock, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this subparagraph (ii)(A); or

(B)
The date during any twelve (12) month period when a majority of members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the Board before the date of the appointment or election; provided, however, that any such director shall not be considered to be endorsed by the Board if his or her initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)
Change in Ownership of Substantial Portion of Assets.  A change in the ownership of a substantial portion of the Company’s assets occurs on the date that a Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person) assets of the Company, that have a total gross fair market value equal to at least forty percent (40%) of the total gross fair market value of all of the Company’s assets immediately before such acquisition or acquisitions.  However, there is no Change in Control when there is such a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, through a transfer to (A) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock; (B) an entity, at least fifty percent (50%) of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (C) an entity that owns directly or indirectly, at least fifty percent (50%) of the total value or voting power of the Company’s outstanding stock; or (D) an entity, at least fifty percent (50%) of the total value or voting power of the stock of which is owned by a Person that owns, directly or indirectly, at least fifty percent (50%) of the total value or voting power of the Company’s outstanding stock.

Only for purposes of the foregoing definition of Change of Control:

(i)
“Person” shall have the meaning set forth in Code Section 7701(a)(1).  Person shall include more than one Person acting as a group as defined by the Final Treasury Regulations issued under Code Section 409A.

(ii)	“SEC Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.

It is intended that a Change in Control, as defined herein, shall also be considered a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation”, as defined under Code Section 409A, and such definition shall be construed in compliance with such requirements under Code Section 409A.

EX 10.17 - Page 2

(h)
“Code” means the Internal Revenue Code of 1986 and amendments thereto.  Reference to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements, or supersedes said section, and any regulations and other authoritative guidance issued by the appropriate governmental entity under such section of the Code.

(i)	“Committee” means the Administrative Committee under the Plan, the members of which are appointed by the Board to oversee the administration of this Plan.

(j)	“Common Stock” means common stock, $.01 par value per share, of the Company.

(k)	“Company” means Callon Petroleum Company, a corporation organized and existing under the laws of the State of Delaware, or its successor or successors.

(l)	“Company Group” means the Company and any Affiliate.

(m)	“Director” means any person who is serving as a voting member of the Board and is not an employee of the Company or any of its Affiliates.

(n)	“Effective Date” means January 1, 2011, the initial effective date of the Plan.

(o)	“Employer” means the Company or any Affiliate which participates in the Plan.

(p)
“Fair Market Value” means the closing benchmark price of the Company’s Common Stock as reported on the New York Stock Exchange for any given Valuation Date, or if such date is not a trading date, the immediately preceding trading date.

(q)	“Insolvent” means either (a) the Employer is unable to pay its debts as they become due, or (b) the Employer is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(r)
“Participant” means a Director who has commenced participation in the Plan in accordance with Article 3, or who still has an undistributed Account Balance under the Plan following his Separation from Service.

(s)	“Person” means any individual, firm, corporation, partnership, limited liability company, trust, or other entity, including any successor (by merger or otherwise) of such entity.

(t)
“Phantom Stock Unit” means an economic unit that is equal in value to one share of the Company’s Common Stock on the Valuation Date, which is issued to a Director as compensation for services performed as a Director, including Cash Compensation and Awards that are deferred by a Participant hereunder and converted into Phantom Stock Units.

(u)
“Phantom Stock Unit Account” means, for each Participant, the account established for his or her benefit under the Plan, which reflects the credit on the records of the Company that is equal to the number of Phantom Stock Units that are deferred under the Plan by the Participant and not yet distributed from the Plan.

(v)
“Plan” means the “Callon Petroleum Company Deferred Compensation Plan for Outside Directors”, as contained herein, and as it may be amended from time to time hereafter, together with any election and beneficiary designation forms that the Committee requires a Participant to complete.

(w)	“Plan Administrator” means the Company.

(x)	“Plan Year” means the calendar year.

(y)
“Separation from Service” means “separation of service” of the Director which shall be a termination of his directorship with the Company for whatever reason, and as further interpreted in a manner that is consistent with the use of such term under Code Section 409A.

(z)
“Unforeseeable Emergency” shall mean a financial hardship of the Participant resulting from: (i) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent; (ii) a loss of the Participant’s property due to casualty; or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.  Notwithstanding the foregoing provisions, an Unforeseeable Emergency must meet the standards under Code Section 409A, as determined by the Committee.

(aa)	“Valuation Date” means, except as may otherwise provided herein, each day of the Plan Year that the New York Stock Exchange is open for trading of shares of the Common Stock.

Article 3. Eligibility and Participation

3.1             Eligibility. Any Director who is a voting member of the Board and is not an Employee of the Company or any of its Affiliates is eligible to participate in the Plan.

3.2             Failure of Eligibility. If the Board determines, in its sole and absolute discretion, that any Participant is no longer eligible to be an active Participant in the Plan, the Participant shall cease active participation in the Plan and the Participant will no longer be entitled to make any deferral elections under the Plan.  The Board’s determination shall be final and binding on all Persons.

3.3             Enrollment. Each eligible Director who wishes to participate in the Plan for a Plan Year must make an irrevocable election as to the deferral of (a) Cash Compensation and/or (b) the receipt of Phantom Stock Units in lieu of Awards for such Plan Year, by timely completing, executing and returning to the Plan Administrator such election forms (or other enrollment materials) as the Committee requires, as follows:

(a)
In the case of a Director who first becomes eligible to participate in the Plan (i) as of the first day of a Plan Year or (ii) for the first Plan Year only, prior to the Effective Date, then the Director’s election must be made either (A) on or prior to December 31st of the immediately prior Plan Year or (B) prior to the Effective Date, as applicable; and

(b)
In the case of a Director who first becomes eligible to participate in the Plan after the first day of a Plan Year, the election must be made within thirty (30) days after the date the Director first becomes eligible to participate.

If a Director fails to timely complete such election forms (or other enrollment materials), the Director shall not participate in the Plan until the first day of the first Plan Year next following the date on which the Director timely completes, executes and returns such election forms (or other enrollment materials) to the Committee (or its delegate).

EX 10.17 - Page 3

Article 4. Deferrals

4.1           Election Forms and Enrollment Materials. In order to make deferrals, a Participant must complete the election forms (or other enrollment materials) as required by the Committee.  A Participant may agree to defer any portion of his Cash Compensation and Awards for the Plan Year in exchange for Phantom Stock Units credited under the Plan.  A Participant’s deferral of Cash Compensation into Phantom Stock Units shall be made as of the Valuation Date on which such Cash Compensation would otherwise have been paid to the Director absent his deferral election, and deferrals of Awards that are credited as Phantom Stock Units hereunder shall be made as of the Valuation Date on which such Award is granted to the Director, provided that a valid deferral election form is in effect for that Plan Year.

An election made by a Participant pursuant to the election forms shall be irrevocable with respect to the Plan Year covered by such election.  Notwithstanding the foregoing, the Committee may permit a Participant to revoke an election if the Participant has experienced an Unforeseeable Emergency, but only to the extent that revoking the election is required by the Participant to satisfy the Unforeseeable Emergency.

4.2           Amount of Deferrals. In connection with a Participant’s enrollment in the Plan pursuant to Section 3.3, the Participant shall make an irrevocable election for the Plan Year in which the Participant commences participation (a) to defer up to one hundred percent (100%) of his or her Cash Compensation and convert that amount into Phantom Stock Units, and/or (b) to receive Phantom Stock Units in lieu of the grant of Awards that the Participant would otherwise have been granted during the Plan Year for which such deferral election is effective.  The Participant’s initial deferral election under this Section 4.2 shall apply solely to compensation that is earned with respect to services performed as a Director on or after the date of the Participant’s enrollment in the Plan, and shall continue to apply for all succeeding Plan Years.  If the Participant fails to timely complete, execute and return such election forms or other enrollment materials, as required by the Committee in accordance with Section 3.3, then the Participant shall not be permitted to defer any Cash Compensation or Awards, or receive any Phantom Stock Units, under the Plan for such Plan Year.

4.3           Subsequent Plan Years. For each succeeding Plan Year, the Participant may, prior to December 31st of the immediately preceding Plan Year (or such earlier deadline as may be established by the Committee in its sole discretion), make an irrevocable election to modify or revoke the Participant’s existing election to (a) defer (or not to defer) up to one hundred percent (100%) of his or her Cash Compensation for succeeding Plan Years, and/or (b) receive (or not to receive) Phantom Stock in lieu of the grant of Awards that the Participant would otherwise be entitled to receive for succeeding Plan Years.  Any such new election shall remain in effect for all succeeding Plan Years, unless and until timely revoked or modified by the Participant in accordance with this Section.  Any such modification shall apply prospectively only and shall not apply to Cash Compensation previously credited under the Plan and converted into Phantom Stock Units or any Phantom Stock Units previously credited due to the previous deferral of Awards.

Article 5. Accounts

5.1           Establishment of Accounts. The Company shall establish an Account for each Participant.  The Account shall reflect the value of the Cash Compensation converted into Phantom Stock Units as well as the Phantom Stock Units issued to the Participant in lieu of Awards for each applicable Plan Year.

5.2           Status of Accounts. The Account shall be a record-keeping device utilized for the sole purpose of determining benefits payable under this Plan, and will not constitute a separate fund of assets.  All Account Balances shall continue, for all purposes, to be part of the general, unrestricted assets of the Company and its Affiliates, subject to the claims of their general creditors.

Article 6. Distributions

6.1           Limitation on Right to Receive Payment. A Participant (or the Participant’s Beneficiary in the case of the Participant’s death) shall not be entitled to receive a distribution prior to the first to occur of the following events:
(a)           The Participant’s Separation from Service;

(b)	The Participant’s death;
(c)	An Unforeseeable Emergency; or
(d)	A Change in Control.

6.2           General Right to Receive Payment. Upon a Participant’s Separation from Service, death, Unforeseeable Emergency, or Change in Control, the Participant’s Account Balance will be distributed to the Participant in the manner provided in Section 6.3 (Form of Payment), and, as applicable, at the time provided in Section 6.5 (Time of Payment) or Section 6.6 (Payment Upon Unforeseeable Emergency).

6.3           Form of Payment. Any payment due under the Plan shall be distributed in cash in a single lump-sum payment.  Distributions shall be subject to such uniform rules and procedures as may be adopted by the Plan Administrator or Committee from time to time.

6.4           Amount of Payment. Except as provided under Section 6.6, the gross amount of the cash payment shall be equal to the Participant’s Account Balance as of the Valuation Date immediately preceding the date of payment.

6.5           Time of Payment. Except as provided under Section 6.6, payment under the Plan shall be made within sixty (60) days following the date of the first to occur of (i) the Participant’s Separation from Service or death, or (ii) the occurrence of a Change in Control.

6.6           Payment Upon Unforeseeable Emergency. Notwithstanding any provision of the Plan to the contrary, if a Participant incurs an Unforeseeable Emergency, the Participant may request a withdrawal from the Participant’s Account.  Distribution shall only be made on account of Unforeseeable Emergency if, as determined by the Committee (with the Participant being recused from any such discussion and vote if he is a member of the Committee), the amount distributed with respect to the Unforeseeable Emergency does not exceed the amount necessary to satisfy such emergency need, plus any additional amount necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved:

(a)	Through reimbursement or compensation by insurance or otherwise;

(b)	By liquidation of the Participant’s other assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or

(c)	By cessation of deferrals under the Plan.

All distributions upon Unforceable Emergency shall be made in accordance with the requirements of Code Section 409A.

6.7           Withholding. All distributions will be subject to applicable tax and other withholding requirements (if any).

6.8           Ban on Acceleration of Benefits. Notwithstanding any other provision of the Plan to the contrary, neither the time nor the schedule of any payment under the Plan may be accelerated except as permitted under Code Section 409A.

EX 10.17 - Page 4

Article 7. Administration of the Plan

7.1           General. The Plan Administrator shall perform the duties and exercise its powers and discretion hereunder and in accordance with applicable law.  The decisions and actions of the Plan Administrator shall be final and conclusive as to all Persons affected thereby.  The Employer shall furnish the Plan Administrator with all data and other information that it may reasonably require in order to perform its functions.  The Plan Administrator may rely without question upon any such data or other information.

7.2           Administration of Plan. The Plan Administrator shall interpret, construe and construct the Plan, including correcting any defect, supplying any omission or reconciling any inconsistency.  The Plan Administrator shall have all powers necessary or appropriate to implement and administer the terms and provisions of the Plan, including the power to make findings of fact.  The determination of the Plan Administrator as to the proper interpretation, construction, or application of any term or provision of the Plan shall be final, binding, and conclusive with respect to all Participants and other interested Persons.  The Plan Administrator shall direct all matters relating to the distribution to Participants and Beneficiaries of the benefits to which they are entitled, as determined by the Plan Administrator, in accordance with the terms and conditions of the Plan.

7.3           Delegation and Indemnity. The Board, Committee or Plan Administrator may, in its discretion, delegate one or more of its duties to its designated agents or to employees of an Employer; provided, however, the Board may not delegate its authority to make the determinations specified in Section 3.2.  The Plan Administrator may engage recordkeepers to assist the Plan Administrator with its duties, and may engage legal counsel who may be counsel for an Employer.  The Plan Administrator shall not be responsible for any reasonable action taken or omitted to be taken on the advice of such counsel, including written opinions or certificates of any agent, counsel, actuary, or physician.

The Company shall indemnify, defend and hold harmless any employee or former employee of an Employer who serves, or has served, as the Plan Administrator or as a Committee member, or as an agent or delegate of the Plan Administrator or Committee hereunder, with respect to all liabilities, claims, causes of action, damages, expenses and costs, including reasonable attorney’s fees and expenses, arising out of, or in connection with, the Plan, which are incurred, or expected to be incurred, by such individual as the result of his performance or non-performance of duties hereunder, except if directly resulting from such individual’s gross negligence or intentional misconduct in the performance or non-performance of a material duty hereunder.

7.4           Allocations. The Plan Administrator is given specific authority to allocate or delegate responsibilities to others and to revoke such authority.  When the Plan Administrator has properly allocated or delegated any specific authority pursuant to this Section, the Plan Administrator is not to be liable for the acts or omissions of the Person to whom such authority has been allocated or delegated.

7.5           Reliance Upon Information. The Board, Committee and the Plan Administrator (and their members and delegates) shall not be liable for any decision, action, omission, or mistake in judgment, provided that such Person acted in good faith in connection with the administration of the Plan.  Without limiting the generality of the foregoing, any decision or action taken by such Person in reasonable reliance upon any information supplied to it by any employee of the Company Group, legal counsel for an Employer, or the independent accountants for an Employer, shall be deemed to have been taken in good faith.

7.6           Disputes. Any and all disputes that may arise involving Participants or Beneficiaries shall be referred to the Plan Administrator, and its decision in such matters shall be final and binding on all Persons.

7.7           Insurance. At the Plan Administrator’s request, the Company shall purchase liability insurance to cover the activities of the Plan Administrator and the Committee, and their delegates hereunder.

7.8           Records. The Plan Administrator shall supervise the establishment and maintenance of records by its agents and the Employer, which contain all relevant data pertaining to the rights of any Person under the Plan.  In addition, the Plan Administrator may, in its discretion, establish a system for complete or partial electronic administration of the Plan and may replace any written documents described in the Plan with electronic counterparts as it deems appropriate.

7.9           Electronic Administration. The Plan Administrator shall have the authority to employ alternative means (including, but not limited to, electronic, Internet, intranet, voice response, or telephonic) by which Participants may submit elections, directions, and forms required for participation in, and the administration of, the Plan.  If the Plan Administrator chooses to use these alternative means, any elections, directions, or forms submitted in accordance with the rules and procedures promulgated by the Plan Administrator will be deemed to satisfy any provision of the Plan calling for the submission of a written election, direction, or form.

7.10           Other Authority. The foregoing list of powers and duties of the Plan Administrator is not intended to be exhaustive, and the Plan Administrator shall, in addition, exercise such other powers and perform such other duties as it deems advisable in the administration of the Plan, unless such powers or duties are expressly assigned to another Person pursuant to the provisions of the Plan.

Article 8. Amendment and Termination

8.1           Amendment. The Company, by action of the Board, reserves the right to amend the Plan at any time in its sole discretion.

8.2           Effect of Amendment. Any amendment of the Plan shall not, directly or indirectly, reduce the Account Balance of any Participant as of the later of the adoption date or the effective date of such amendment, without obtaining such Participant’s express written consent.

8.3           Termination. The Company, by action of the Board, reserves the right to terminate the Plan at any time in its discretion.  In the event of termination, the Company shall specify whether termination will change the time at which distributions are made; provided that any acceleration of a distribution does not result in the assessment of tax under Code Section 409A.  In the absence of such specification, the timing of distributions shall be unaffected by termination.

EX 10.17 - Page 5

Article 9. General Provisions

9.1           Participant’s Rights Unsecured.  The Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of any Employer for payment of any distributions hereunder.  The right of a Participant, or his or her Beneficiary, to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor Beneficiary shall have any rights in or against any specific assets of any Employer.  All amounts credited to a Participant’s Account hereunder shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate.  Nothing in this Section shall preclude the Company from establishing a “rabbi trust” (as described in Code Sections 671-677), but the assets in the “rabbi trust” must be available to pay the claims of the Employer’s general creditors in the event of Insolvency.

9.2.           Beneficiary Designations. Each Employee, upon becoming a Participant, shall file with the Plan Administrator (or its delegate) a designation of one or more Beneficiaries to whom benefits otherwise payable to the Participant shall be made in the event of his death prior to the complete distribution of his Account Balance.  A Beneficiary designation shall be on the form prescribed by the Plan Administrator and shall be effective when received and accepted by the Plan Administrator (or its delegate).  A Participant may, from time to time, revoke or change his Beneficiary designation by filing a new designation form with the Plan Administrator.  The last valid designation that was received and accepted by the Plan Administrator prior to the Participant’s death shall be controlling.  No Beneficiary designation, change, or revocation shall be effective prior to its actual receipt and acceptance by the Plan Administrator.

Notwithstanding any contrary provision of this Section 9.2, no Beneficiary designation made by a married Participant, other than one under which the surviving lawful spouse of such Participant is designated as the sole 100% primary Beneficiary, shall be valid and effective without the prior written consent of such spouse to the designation of another primary Beneficiary on a form provided by the Plan Administrator for such purpose.  However, in the event of Participant’s divorce, any designation of his former spouse as his Beneficiary shall be automatically revoked hereunder, without the necessity of any further action, unless and until the Participant should affirmatively re-designate his former spouse as his Beneficiary.

If no valid and effective Beneficiary designation exists at the time of the Participant’s death, or if no designated Beneficiary survives the Participant, or if such designation conflicts with applicable law, payment of the Participant’s remaining Account Balance shall be made to the Participant’s surviving lawful spouse, if any.  If there is no surviving spouse, then payment of the Account Balance shall be made to the executor or administrator of the Participant’s estate, or if there is no administration of Participant’s estate, in accordance with the laws of descent and distribution, as determined by the Company.  If the Beneficiary dies before receiving all benefit payments to which he is entitled, the remaining payments shall automatically be made to the Beneficiary’s estate in a lump sum distribution.

If the Plan Administrator is in doubt as to the right of any person to receive any amount, it may direct that the amount be paid into any court of competent jurisdiction in an interpleader action, and such payment shall be a full and complete discharge of any liability or obligation under the Plan to the full extent of such payment.

9.3           No Guaranty of Benefits. Nothing contained in the Plan shall constitute a guaranty by any Employer, the Board, Plan Administrator, Committee or any other Person that the assets of the Company will be sufficient to pay any benefit hereunder.

9.4           Spendthrift Provision. No interest of any Person in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor shall any such interest or right to receive a distribution be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such Person, including claims in bankruptcy proceedings.

Phantom Stock Units credited to a Participant’s Account cannot be transferred, assigned, pledged, hypothecated, or otherwise encumbered or disposed of other than by will or by the laws of descent and distribution.  If the Participant attempts to transfer, assign, pledge, hypothecate, or otherwise encumber or dispose of his Phantom Stock Units or any right thereunder, except as expressly permitted under the Plan, or in the event of any levy, attachment, execution, or similar process upon the right or interest conferred by the Plan, the Company may terminate the Participant’s Phantom Stock Units by notice to him, and such Phantom Stock Units shall thereupon expire and be null and void.

This Section shall not preclude arrangements for the withholding of taxes from deferrals, credits, or benefit payments, arrangements for the recovery of benefit overpayments, arrangements for the transfer of benefit rights to another plan, or arrangements for direct deposit of benefit payments to an account in a bank, savings and loan association or credit union (provided that such arrangement is not part of an arrangement constituting an assignment or alienation).

9.5           Domestic Relations Orders. Notwithstanding the provisions of Section 9.4 (Spendthrift Provision) to the contrary, and to the extent permitted by law, the amounts payable pursuant to the Plan may be assigned or alienated pursuant to a “Domestic Relations Order” (as such term is defined in Code Section 414(p)(1)(B)), in the complete discretion of the Plan Administrator based on its advance review and approval of such an Order that is submitted by a Participant.

9.6           Incapacity of Recipient. If the Plan Administrator is served with a court order holding that a Person entitled to a distribution under the Plan is incapable of personally receiving and giving a valid receipt for such distribution, the Plan Administrator shall postpone payment until such time as a claim therefore shall have been made by a duly appointed guardian or other legal representative of such Person.  The Plan Administrator is under no obligation to inquire or investigate as to the competency of any Person entitled to a distribution.  Any payment to an appointed guardian or other legal representative under this Section shall be a payment for the account of the incapacitated Person and a complete discharge of any liability of the Employer and the Plan to the full extent of such payment.

9.7.           Powers of the Company. The existence of outstanding and unpaid benefits under the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustments, recapitalization, reorganization or other changes in the Company’s capital structure or in its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, common or preferred stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other act or corporate proceeding, whether of a similar character or otherwise.

9.8           Successors. The Plan shall be binding upon and inure to the benefit of the Company and its successors, as well as upon any person or entity acquiring, whether by merger, consolidation, purchase of assets, dissolution or otherwise, all or substantially all of the stock or other equity interests, business and/or assets of the Company (or its successor), regardless of whether the Company (or its successor) is the surviving or resulting entity.  The Plan shall be binding upon the heirs, Beneficiaries, and personal representatives of the Participants hereunder.

Should any adopting Employer (or any successor thereto), other than the Company, elect to dissolve, enter into a sale of its assets, or enter into any reorganization incident to which it is not the surviving entity, unless the surviving or successor entity shall formally agree to assume and continue the Plan (with the consent of the Board), the Plan shall terminate with respect to such Employer (or any successor thereto) on the closing date of such transaction.  In such event, there shall be no active Participants with respect to that Employer, and the Account Balance of any affected Participant shall not become distributable at that time except in accordance with Article 6 and Code Section 409A.

9.9           Waiver. No term or condition of this Plan shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Plan, except by written instrument of the Person charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.10           Intention to Comply with Code Section 409A. This Plan is intended to comply with Code Section 409A, and any ambiguous provision will be construed in a manner that is compliant with, or exempt from, the application of Code Section 409A.  If any provision of this Plan would cause a Participant to incur taxation or interest under Code Section 409A, the Company may reform such provision to comply with Section 409A, or an exemption or exception thereunder, to the full extent permitted under Code Section 409A.

EX 10.17 - Page 6

9.11           Compliance with Other Laws and Regulations. The Company may obtain such agreements or undertakings as the Company deems to be necessary or advisable to assure compliance with any law or regulation of any governmental authority or any securities exchange on which the shares of Common Stock are traded.  The Plan and the conversion of Phantom Stock Units hereunder shall be subject to all applicable federal and state laws, rules and regulations, and to any required approvals by any government or regulatory agency.

9.12           Nature of Units; No Rights as Equity Owner under the Plan. The Phantom Stock Units shall be used solely as a device for the measurement and determination of the amount of any payment.  The Phantom Stock Units shall not constitute, or be treated as, property or as a trust fund of any kind.  The Participants’ rights hereunder are limited exclusively to the right to receive cash as provided in the Plan, and shall confer no voting rights or any similar rights commonly enjoyed by a beneficial owner of Common Stock.  No Participant shall have any rights as an equity owner of the Company with respect to any Phantom Stock Units credited under the Plan.  All benefits under the Plan shall be payable solely from the general assets of the Company, and no separate or special funds shall be established and no segregation of assets shall be made to assure the payment of benefits from the Plan.  The Participants shall have no right, title, or interest in or to any investments which the Company or an Affiliate may make to aid in meeting its obligations under the Plan.  The rights of Participants with respect to Phantom Stock Units shall be limited to those rights that are specifically enumerated in the Plan and the Phantom Stock Units, with such rights being on parity with the rights of other unsecured general creditors of the Company.  No liability or obligation of the Company under the Plan shall be deemed to be secured by any pledge or other encumbrance on any property of the Company or an Affiliate.

9.13           Investment Intent. The Company may require that there be presented to any Participant and/or filed with the Company under the Plan, such evidence that it deems to be necessary or appropriate to establish that the Phantom Stock Units credited under the Plan are being acquired for investment and not with a view to their distribution.

9.14           Effect of the Plan. Neither the adoption of this Plan, nor any action of the Company hereunder, shall be deemed to give any Director any right to be granted an Award or any other rights, except as may be evidenced by the terms of this Plan.

9.15           Compliance With Other Laws and Regulations. Notwithstanding anything contained herein to the contrary, the Company shall not be required to credit Phantom Stock Units if the issuance thereof would constitute a violation by the Participant or the Company of any law or regulation of any governmental authority or any national securities exchange or other forum in which the Common Stock is traded (including Section 16 of the Securities Exchange Act of 1934).  As a condition precedent to the crediting of any Phantom Stock Unit, the Company may require any agreement or undertaking that it deems necessary or advisable to assure compliance with any such law or regulation.  As determined by the Company, (a) the Plan itself, (b) the conversion and crediting of Phantom Stock Units, and (c) the delivery of Phantom Stock Units, shall be subject to all applicable federal and state laws, rules and regulations and to approval by any government or regulatory agency to the extent required.

9.16           No Guarantee of Tax Consequences.  The Employer, Board, Plan Administrator, Committee and any other Person do not make any commitment or guarantee that any federal, state, local, or foreign tax treatment will apply or be available to any Participant or any other Person.

9.17           Complete Plan. The terms and provisions of the Plan shall supersede and replace, in its entirety, any prior agreements, promises, understandings, and representations, oral or written, between the Company and its Affiliates and any Director or Participant, with respect to the subject matter of the Plan.

9.18           Severability. In the event that any term or provision of the Plan is declared invalid and unenforceable in a final decree or order issued by a court of competent jurisdiction, such declaration shall not affect the validity of the other provisions of the Plan to which such declaration of invalidity does not relate, and such other provisions shall remain in full force and effect.

9.19           Gender, Tense and Headings. Whenever the context requires, words of the masculine gender used herein shall include the feminine and neuter, and words used in the singular shall include the plural.  The words “hereof,” “hereunder,” “herein,” and similar compounds of the word “here” shall refer to the entire Plan and not to any particular term or provision of the Plan.  Headings of Sections, as used herein, are inserted solely for convenience and reference and shall not affect the meaning, interpretation or scope of the Plan.

9.20           Governing Law. The Plan shall be subject to and governed by the laws of the State of Delaware (other than such laws relating to choice of laws), except to the extent preempted by the Code or other controlling federal law.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Company, has executed this Plan on this 1st day of January, 2011, by and on behalf of the Company.

ATTEST:                                                                      CALLON PETROLEUM COMPANY

By: /s/ Robert A. Mayfield                                                                         By: /s/ Fred L. Callon
Name:  Robert A. Mayfield                                                               Name:  Fred L. Callon
Title:   Corporate Secretary                                                               Title:   President and CEO

EX 10.17 - Page 7